Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: August 2, 2017
Investor Relations
CONTACT: Kelly Boyer
PHONE: 412-248-8287
Corporate Relations - Media
CONTACT: Christina Sutter
PHONE: 724-539-5708
KENNAMETAL ANNOUNCES FOURTH QUARTER AND FISCAL 2017 RESULTS; PROVIDES FISCAL 2018 OUTLOOK
PITTSBURGH, (August 2, 2017) – Kennametal Inc. (NYSE: KMT) today announced fiscal 2017 and fourth quarter results. For fiscal 2017, the company reported earnings per diluted share (EPS) of $0.61, compared with a loss per diluted share (LPS) of $2.83 in the prior year. Adjusted EPS were $1.52 in the current year compared to $1.11 in the prior year. For its fiscal fourth quarter, the company reported EPS of $0.30, compared with the prior year quarter LPS of $0.83. The current quarter adjusted EPS were $0.56, compared to $0.44 in the prior year quarter.
“Fiscal year 2017 has been a year of substantial change at Kennametal on many levels”, commented Executive Chairman of the Board, Ron De Feo. “After re-organizing the company to allow positive transformation, we focused on simplifying the company, improving sales execution and cost reduction. We have made significant achievements in each of these areas. The markets improved steadily through the year, and in the fourth quarter, organic sales grew at 12 percent - a quarterly rate of growth not seen since the December quarter of fiscal 2012. Total year organic growth was 4 percent, with year-over-year growth in all segments. Furthermore, our cost reduction achievements were significant and we believe that we are well-positioned to improve further as we move steadily forward with our multi-year plans.”
De Feo continued, “Adjusted EPS of $0.56 for the quarter and $1.52 for the year compare favorably with prior year, but are at the lower end of our expectations, as margins in the fourth quarter were impacted negatively in the amount of $0.05 per share due to a LIFO charge, increased variable compensation in addition to productivity challenges as a result of higher than anticipated organic sales.”
“For fiscal year 2018, we expect adjusted EPS between $2.00 and $2.30, on organic sales growth of 2 to 4 percent, reflecting further significant achievements in cost reduction and margin improvement. Our capital expenditures are expected to be in the range of $210 to $230 million as we aggressively modernize facilities and begin to optimize our end-to-end processes, which is expected to result in slightly positive free operating cash flow.”
Chris Rossi, Kennametal President and CEO commented, “I am honored to be joining the Kennametal team at this exciting time in the Company’s history. There is much to do to finish the work already started on modernization and end-to-end process improvement, and I look forward to working with the team and other stakeholders in the years to come.”
This earnings release contains non-GAAP financial measures. Reconciliations of all non-GAAP financial measures are set forth in the tables attached to this earnings release, and corresponding descriptions are contained in the company’s report on Form 8-K, to which this news release is attached, and which was filed with the Securities and Exchange Commission (SEC) on August 2, 2017.

Fiscal 2017 Fourth Quarter Key Developments

•
Sales were $565 million compared with $521 million in the same quarter last year. Sales increased by 8 percent, reflecting 12 percent organic growth, offset partially by a 2 percent decrease due to fewer business days and a 2 percent unfavorable currency exchange impact.

•
On a combined basis, pre-tax restructuring and related charges amounted to $23 million, or $0.26 per share, primarily from severance and a facility closure. Pre-tax benefits were approximately $37 million, or $0.39 per share in the quarter. In the same quarter last year, pre-tax restructuring and related charges were $16 million, or $0.10 per share, and pre-tax benefits were approximately $10 million, or $0.10 per share.

•
Operating income was $40 million, compared with $25 million in the same quarter last year. Adjusted operating income was $63 million, compared with $47 million in the prior year quarter. The increase in adjusted operating income was driven by incremental restructuring benefits, organic sales growth and favorable mix, partially offset by higher performance-based compensation, higher raw material costs and a LIFO inventory charge. Adjusted operating margin was 11.2 percent in the current period and 9.0 percent in the prior period.

•
The reported effective tax rate (ETR) was 22.6 percent and the adjusted ETR was 16.8 percent. The difference between reported and adjusted ETRs is due to restructuring and related charges. For the fourth quarter of fiscal 2016, the reported ETR was not meaningful due to the $81 million U.S. deferred tax valuation allowance recorded in the period, and the adjusted ETR was 16.0 percent. The difference between reported and adjusted effective tax rates is mainly related to the U.S. deferred tax valuation allowance, tax impact of prior impairment charges, divestiture and restructuring and related charges. The primary driver of the increase in the adjusted ETR is unfavorable jurisdictional mix of earnings.

•	EPS were $0.30, compared with the prior year quarter LPS of $0.83. Adjusted EPS were $0.56 in the current year quarter and $0.44 in the prior year quarter.

•
The company generated year-to-date free operating cash flow of $79 million compared with $115 million in the prior year. The decrease in free operating cash flow was driven primarily by the prior year favorable impact of divestiture of $33 million.

•
Earnings before interest, taxes, depreciation and amortization (EBITDA) were $66 million, compared with $54 million in the prior year quarter. Adjusted EBITDA were $89 million in the current quarter and $76 million in the prior year quarter.

Segment Developments for the Fiscal 2017 Fourth Quarter

•
Industrial segment sales of $300 million increased 5 percent from $286 million in the prior year quarter due to organic sales growth of 10 percent, partially offset by unfavorable currency exchange of 3 percent and a 2 percent decrease due to fewer business days. Excluding the impact of currency exchange, sales increased approximately 22 percent in energy, 8 percent in general engineering, 6 percent in aerospace and defense and 5 percent in transportation. General engineering sales continue to benefit from growth in the indirect channel, supported by increasing demand in the U.S. energy markets and China transportation markets. Oil and gas drilling and power generation in the Americas contributed to the growth in energy sales. Consistent with recent trends, transportation sales increased in the Asia markets to tiered suppliers and OEMs. Conditions in the aerospace sector were mixed as growth in engine-related sales was partially offset by declines in frames. On a segment regional basis excluding the impact of currency exchange, sales increased 14 percent in Asia, 9 percent in the Americas and 4 percent in Europe.

•
Industrial segment operating income was $21 million compared with $30 million in the prior year period. Adjusted operating income was $36 million compared to $40 million in the prior year quarter, driven primarily by higher performance-based compensation, a LIFO inventory charge, lower productivity and unfavorable currency exchange, partially offset by incremental restructuring benefits and organic sales growth. Industrial adjusted operating margin was 11.9 percent compared with 13.9 percent in the prior year.

•
Widia segment sales of $47 million increased 10 percent from $43 million in the prior year quarter, driven by organic growth of 14 percent, offset partially by a 3 percent decrease due to fewer business days and an unfavorable currency exchange impact of 1 percent. Contributing to Widia organic growth are increasing demand in the U.S. energy markets in addition to channel partner development, in particular the development of national and regional distribution in Europe. On a segment regional basis excluding the impact of currency exchange, sales increased 15 percent in the Americas, 13 percent in Asia and 2 percent in Europe.

•
Widia segment operating loss was $2 million compared to $1 million in the prior year. Adjusted operating results were break even, compared to adjusted operating income of $1 million in the prior year quarter, primarily driven by higher performance-based compensation and a LIFO inventory charge, partially offset by incremental restructuring benefits and organic growth. Widia adjusted operating margin was break even, compared with adjusted operating income margin of 1.7 percent in the prior year.

•
Infrastructure segment sales of $217 million increased 13 percent from $193 million in the prior year due to 14 percent organic sales growth, offset partially by a decrease of 1 percent due to fewer business days. Excluding the impact of currency exchange, Infrastructure sales increased approximately 41 percent in energy, 8 percent in earthworks and 5 percent in general engineering. Sales have been favorably impacted by the energy markets, which have continued to strengthen. This is in addition to the year-over-year growth in underground mining in all regions. Compared to the prior year, construction sales were down due to softening business in Europe and Asia. On a segment regional basis excluding the impact of currency exchange, sales increased 22 percent in the Americas and 11 percent in Asia, while sales decreased 11 percent in Europe.

•
Infrastructure segment operating income was $18 million compared with operating loss of $4 million in the prior year period. Adjusted operating income was $24 million compared to $6 million in the prior year quarter, driven primarily by incremental restructuring benefits, favorable mix, organic sales growth and higher absorption and productivity, partially offset by higher raw material costs and performance-based compensation. Infrastructure adjusted operating margin was 11.0 percent compared with 3.4 percent in the prior year.

Fiscal 2017 Key Developments

•
Sales were $2,058 million, compared with $2,098 million last year. Sales decreased by 2 percent, driven by divestiture impact of 4 percent and 2 percent unfavorable currency exchange, partially offset by 4 percent organic sales growth.

•	Combined restructuring programs delivered full fiscal 2017 year-over-year incremental savings of approximately $72 million.

•
Operating income was $113 million, compared with operating loss of $175 million in the same period last year. Adjusted operating income was $189 million, compared with $126 million in the prior year. Adjusted operating income increased primarily due to incremental restructuring benefits, better absorption and productivity, organic sales growth and lower raw material costs, partially offset by unfavorable mix and higher employment-related costs. Adjusted operating margin was 9.2 percent, compared to 6.2 percent in the prior year.

•	EPS were $0.61 in the current year, compared with LPS of $2.83 in the prior year. Adjusted EPS were $1.52 in the current year and $1.11 in the prior year.

Restructuring Programs

Restructuring programs are currently expected to produce combined annual ongoing pre-tax permanent savings of $165-$180 million. In total, pre-tax charges for these initiatives are expected to be approximately $165-$195 million.

Restructuring and related charges and savings (pre-tax)
	Estimated Charges	Current Quarter Charges	Charges To Date	Estimated Annualized Savings	Approximate Current Quarter Savings	Expected Completion Date
Headcount reduction initiatives	$60M-$70M	$14M	$56M	$90M	$20M	12/31/2017
Other	$105M-$125M	$9M	$92M	$75M-$90M	$17M	12/31/2018
Total	$165M-$195M	$23M	$148M	$165M-$180M	$37M

Outlook
The company expects 2018 adjusted EPS between $2.00 and $2.30, on organic sales growth of 2 to 4 percent, reflecting further significant achievements in cost reduction and margin improvement. Capital expenditures are expected to be in the range of $210 to $230 million as the company continues modernizing facilities and optimizing end-to-end processes, which the company expects will result in slightly positive free operating cash flow.
Dividend Declared
Kennametal also announced that its board of directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on August 31, 2017 to shareholders of record as of the close of business on August 18, 2017.
The company will discuss its fiscal 2017 fourth-quarter results in a live webcast at 8:30 a.m. Eastern Time Thursday, August 3, 2017. This event will be broadcast live on the company’s website, www.kennametal.com. To access the webcast, select "About Us", “Investor Relations” and then “Events.” A recorded replay of this event also will be available on the company’s website through September 3, 2017.
Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, cash flow and capital expenditures for fiscal year 2018 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; our ability to achieve all anticipated benefits of restructuring initiatives; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
About Kennametal
At the forefront of advanced materials innovation for more than 75 years, Kennametal Inc. is a global industrial technology leader delivering productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 11,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.1 billion in revenues in fiscal 2017. Learn more at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands, except per share amounts)	2017	2016	2017	2016
Sales	$565,025	$521,224	$2,058,368	$2,098,436
Cost of goods sold	384,736	354,540	1,400,661	1,482,369
Gross profit	180,289	166,684	657,707	616,067
Operating expense	115,359	121,148	463,167	494,975
Restructuring and asset impairment charges	20,788	15,312	65,018	143,810
Loss on divestiture	—	712	—	131,463
Amortization of intangibles	3,912	4,448	16,578	20,762
Operating income (loss)	40,230	25,064	112,944	(174,943)
Interest expense	7,367	6,857	28,842	27,752
Other (income) expense, net	(243)	(2,541)	2,227	(4,124)
Income (loss) from continuing operations before income taxes	33,106	20,748	81,875	(198,571)
Provision for income taxes	7,494	86,812	29,895	25,313
Net income (loss)	25,612	(66,064)	51,980	(223,884)
Less: Net income attributable to noncontrolling interests	969	451	2,842	2,084
Net income (loss) attributable to Kennametal	$24,643	$(66,515)	$49,138	$(225,968)
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings (loss) per share	$0.31	$(0.83)	$0.61	$(2.83)
Diluted earnings (loss) per share	$0.30	$(0.83)	$0.61	$(2.83)
Dividends per share	$0.20	$0.20	$0.80	$0.80
Basic weighted average shares outstanding	80,746	79,890	80,351	79,835
Diluted weighted average shares outstanding	81,850	79,890	81,169	79,835

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	June 30, 2017	June 30, 2016
ASSETS
Cash and cash equivalents	$190,629	$161,579
Accounts receivable, net	380,425	370,916
Inventories	487,681	458,830
Other current assets	55,166	84,016
Total current assets	1,113,901	1,075,341
Property, plant and equipment, net	744,388	730,640
Goodwill and other intangible assets, net	491,894	505,695
Other assets	65,313	51,107
Total assets	$2,415,496	$2,362,783
LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$925	$1,895
Accounts payable	215,722	182,039
Other current liabilities	244,831	243,341
Total current liabilities	461,478	427,275
Long-term debt and capital leases	694,991	693,548
Other liabilities	206,374	246,159
Total liabilities	1,362,843	1,366,982
KENNAMETAL SHAREHOLDERS’ EQUITY	1,017,294	964,323
NONCONTROLLING INTERESTS	35,359	31,478
Total liabilities and equity	$2,415,496	$2,362,783

SEGMENT DATA (UNAUDITED)	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands)	2017	2016	2017	2016
Outside Sales:
Industrial (1)	$300,318	$285,547	$1,126,309	$1,098,439
Widia (1)	47,477	43,027	177,662	170,723
Infrastructure	217,230	192,650	754,397	829,274
Total outside sales	$565,025	$521,224	$2,058,368	$2,098,436
Sales By Geographic Region:
North America	$269,507	$234,233	$953,954	$953,212
Western Europe	132,431	142,480	499,435	574,957
Rest of World	163,087	144,511	604,979	570,267
Total sales by geographic region	$565,025	$521,224	$2,058,368	$2,098,436
Operating Income (Loss):
Industrial (1)	$20,705	$30,469	$82,842	$90,324
Widia (1)	(1,808)	(1,028)	(9,606)	(9,081)
Infrastructure	17,554	(3,888)	40,011	(246,306)
Corporate (2)	3,779	(489)	(303)	(9,880)
Total operating income (loss)	$40,230	$25,064	$112,944	$(174,943)
(1)  Amounts for the three and twelve months ended June 30, 2016 have been restated to reflect the change in reportable operating segments.
(2)  Represents unallocated corporate expenses.

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: sales; gross profit and margin; operating expense; operating expense as a percentage of sales; operating income (loss) and margin; effective tax rate; net income (loss); E(L)PS; Industrial sales, operating income and margin; Widia sales, operating (loss) income and margin; Infrastructure sales, operating income (loss) and margin; free operating cash flow; and earnings before interest, taxes, depreciation and amortization (E(L)BITDA) and margin (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached, and which was filed with the SEC on August 2, 2017.

THREE MONTHS ENDED JUNE 30, 2017 (UNAUDITED)
(in thousands, except percents)	Sales	Gross profit	Operating expense	Operating income	Effective tax rate	Net income (3)	Diluted EPS
Reported results	$565,025	$180,289	$115,359	$40,230	22.6%	$24,643	$0.30
Reported margins		31.9%	20.4%	7.1%
Restructuring and related charges	—	1,680	(697)	23,165	(5.8)	21,186	0.26
Adjusted results	$565,025	$181,969	$114,662	$63,395	16.8%	$45,829	$0.56
Adjusted margins		32.2%	20.3%	11.2%
(3) Represents amounts attributable to Kennametal Shareholders.

	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating loss	Sales	Operating income
Reported results	$300,318	$20,705	$47,477	$(1,808)	$217,230	$17,554
Reported operating margin		6.9%		(3.8)%		8.1%
Restructuring and related charges	—	15,054	—	1,791	—	6,320
Adjusted results	$300,318	$35,759	$47,477	$(17)	$217,230	$23,874
Adjusted operating margin		11.9%		—%		11.0%

THREE MONTHS ENDED JUNE 30, 2016 (UNAUDITED)
(in thousands, except percents)	Sales	Gross profit	Operating expense	Operating income	Effective tax rate	Net (loss) income (3)	Diluted (LPS) EPS
Reported results	$521,224	$166,684	$121,148	$25,064	418.4%	$(66,515)	$(0.83)
Reported margins		32.0%	23.2%	4.8%
Restructuring and related charges (4)	—	2,566	(3,041)	15,539	(2.1)	8,244	0.10
Tax impact of prior impairment charges	—	—	—	—	(5.0)	(4,411)	(0.06)
Fixed asset disposal charges	—	—	—	5,380	(0.3)	3,657	0.05
Loss on divestiture	—	—	—	712	(3.6)	12,977	0.16
U.S. deferred tax valuation allowance	—	—	—	—	(391.4)	81,206	1.02
Adjusted results	$521,224	$169,250	$118,107	$46,695	16.0%	$35,158	$0.44
Adjusted margins		32.5%	22.7%	9.0%
(3) Represents amounts attributable to Kennametal Shareholders.
(4) Includes pre-tax restructuring and related charges recorded in corporate of $117.

	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating (loss) income	Sales	Operating (loss) income
Reported results	$285,547	$30,469	$43,027	$(1,028)	$192,650	$(3,888)
Reported operating margin		10.7%		(2.4)%		(2.0)%
Restructuring and related charges (5)	—	6,697	—	1,031	—	7,694
Fixed asset disposal charges	—	2,635	—	746		1,999
Operations of divested businesses	—	29	—	—	—	683
Adjusted results	$285,547	$39,830	$43,027	$749	$192,650	$6,488
Adjusted operating Margin		13.9%		1.7%		3.4%
(5) Excludes pre-tax restructuring related charges recorded in corporate of $117.

TWELVE MONTHS ENDED JUNE 30, 2017 - (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net income (3)	Diluted EPS
Reported Results	$2,058,368	$112,944	$49,138	$0.61
Reported Operating Margin		5.5%
Restructuring and related charges	—	76,229	72,656	0.89
Australia deferred tax valuation allowance	—	—	1,288	0.02
Adjusted Results	$2,058,368	$189,173	$123,082	$1.52
Adjusted Operating Margin		9.2%
(3) Represents amounts attributable to Kennametal Shareholders.

TWELVE MONTHS ENDED JUNE 30, 2016 - (UNAUDITED)
(in thousands, except percents)	Sales	Operating (loss) income	Net (loss) income (3)	Diluted (LPS) EPS
Reported results	$2,098,436	$(174,943)	$(225,968)	$(2.83)
Reported operating margin		(8.3)%
Restructuring and related charges	—	53,508	40,220	0.50
Goodwill and other intangible asset impairment charges	—	108,456	77,076	0.96
Loss on divestiture and related charges	—	131,463	111,426	1.39
Fixed asset disposal charges	—	5,381	3,657	0.05
Operations of divested businesses	(82,512)	1,912	1,358	0.02
U.S. deferred tax valuation allowance	—	—	81,206	1.02
Adjusted results	$2,015,924	$125,777	$88,975	$1.11
Adjusted operating margin		6.2%
(3) Represents amounts attributable to Kennametal Shareholders.

FREE OPERATING CASH FLOW (UNAUDITED)	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
(in thousands)	2017	2016	2017	2016
Net cash flow from operating activities	$112,181	$73,908	$192,202	$219,322
Purchases of property, plant and equipment	(23,923)	(27,412)	(118,018)	(110,697)
Proceeds from disposals of property, plant and equipment	1,171	876	5,023	5,978
Free operating cash flow	$89,429	$47,372	$79,207	$114,603

EBITDA (UNAUDITED)	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
(in thousands)	2017	2016	2017	2016
Net income (loss) attributable to Kennametal	$24,643	$(66,515)	$49,138	$(225,968)
Add back:
Interest expense	7,367	6,857	28,842	27,752
Interest income	(246)	(568)	(1,005)	(1,680)
Provision for income taxes	7,494	86,812	29,895	25,313
Depreciation	22,709	23,407	91,078	96,704
Amortization of intangibles	3,912	4,448	16,578	20,762
EBITDA	$65,879	$54,441	$214,526	$(57,117)
Margin	11.7%	10.4%	10.4%	(2.7)%

Adjustments:
Restructuring and related charges	23,165	15,539	76,229	53,508
Fixed asset disposal charges	—	5,380	—	5,381
Loss on divestiture and related charges	—	712	—	131,463
Goodwill and other intangible asset impairment charges	—	—	—	108,456
Operations of divested businesses	—	—	—	1,912
Adjusted EBITDA	$89,044	$76,072	$290,755	$243,603
Adjusted margin	15.8%	14.6%	14.1%	12.1%